Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of ExpressJet Holdings, Inc. of our report dated February 27, 2009 (except for changes as described in Note 1, as to which the date is October 16, 2009) with respect to the consolidated financial statements of ExpressJet Holdings, Inc. as of December 31, 2008 and the two year period then ended, included in its Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Houston, Texas
May 7, 2010